                                                                    EXHIBIT 12.1

             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (UNAUDITED)
                     (dollars in thousands, except ratios)


                                                   1994             1995 (a)           1996            1997 (a)          1998 (a)
                                                  ------           ---------         -------         ----------         ---------
Net income (loss) before taxes                    $4,539           $(3,222)          $ 3,168         $(16,903)          $(4,524)
Interest expense                                   3,869             5,409            14,275           15,939            12,867
                                                  ------           -------           -------         --------           -------

  Earning before fixed charges                     8,408             2,187            17,443             (964)            8,343
                                                  ======           =======           =======         ========           =======
Fixed charges:
Interest expense                                   3,869             5,409            14,275           15,939            12,867

  Total fixed charges                              3,869             5,409            14,275           15,939            12,867
                                                  ======           =======           =======         ========           =======
Ratio of earnings to fixed charges                  2.17              0.40              1.22            (0.06)             0.65
                                                  ======           =======           =======         ========           =======

Net income (loss) before taxes                    $4,539           $(3,222)          $ 3,168         $(16,903)          $(4,524)
Interest expense                                   3,869             5,409            14,275           15,939            12,867
                                                  ------           -------           -------         --------           -------
  Earning before fixed charges                     8,408             2,187            17,443             (964)            8,343
                                                  ======           =======           =======         ========           =======
Preferred stock dividends                             --                --             2,129            3,346             6,335
Ratio of pretax income to net income                1.54              1.54              0.89             1.00              1.00
                                                  ------           -------           -------         --------           -------
  Preferred stock dividend factor                     --                --             1,895            3,346             6,335

Fixed charges:
Interest expense                                   3,869             5,409            14,275           15,939            12,867
                                                  ------           -------           -------         --------           -------
Preferred stock dividend factor                       --                --             1,895            3,346             6,335

  Total fixed charges and preferred
     Stock dividends                               3,869             5,409            16,170           19,285            19,202
                                                  ======           =======           =======         ========           =======
Ratio of earnings to combined fixed
  Charges and preferred stock dividends             2.17              0.40              1.08            (0.05)             0.43
                                                  ======           =======           =======         ========           =======


a. The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover the fixed charges for the period. Our historical earnings for the years ended December 31, 1995, 1997 and 1998 were insufficient to cover our fixed charges. The amounts of the deficiencies were $3.2 million, $16.9 million and $4.5 million respectively, for the ratio of earnings to fixed charges and $3.2 million, $20.2 million and $10.9 million respectively, for the ratio of earnings to combined fixed charges and preferred stock dividends.